Exhibit 4.2

SOURCE INTERLINK COMPANIES, INC.

11.25% Senior Notes due 2015

INDENTURE

Dated as of June 23, 2008

HSBC BANK USA, NATIONAL ASSOCIATION

as Trustee

			Page

SECTION 11.07.		Non-Impairment	65

ARTICLE 12

[Reserved]

ARTICLE 13

Miscellaneous

SECTION 13.01.		Trust Indenture Act Controls	65
SECTION 13.02.		Notices	65
SECTION 13.03.		Communication of Holders with Other Holders	66
SECTION 13.04.		Certificate and Opinion as to Conditions Precedent	66
SECTION 13.05.		Statements Required in Certificate or Opinion	66
SECTION 13.06.		When Notes Disregarded	67
SECTION 13.07.		Rules by Trustee, Paying Agent and Registrar	67
SECTION 13.08.		Legal Holidays	67
SECTION 13.09.		Governing Law	67
SECTION 13.10.		No Recourse Against Others	67
SECTION 13.11.		Successors	67
SECTION 13.12.		Multiple Originals	67
SECTION 13.13.		Table of Contents; Headings	67
SECTION 13.14.		Force Majeure	68

Appendix A	-	Provisions Relating to Original Notes, Additional Notes, Private Exchange Notes and Exchange Notes
Exhibit A	-	Form of Initial Note
Exhibit B	-	Form of Exchange Note
Exhibit C	-	Form of Supplemental Indenture
Exhibit D	-	Form of Transferee Letter of Representation
Exhibit E	-	Form of Incumbency Certificate

INDENTURE dated as of June 23, 2008 among Source Interlink Companies, Inc., a Delaware corporation (the “Company”), Source Interlink Media, LLC, a Delaware limited liability company, Source Interlink International, Inc., a Delaware corporation, Source Home Entertainment, Inc., a Delaware corporation, Source Mid Atlantic News, LLC, a Delaware limited liability company, Source Interlink Distribution, LLC, a Delaware limited liability company, Source - SCN Services, LLC, a Delaware limited liability company, Source - Chestnut Display Systems, Inc., a Delaware corporation, The Interlink Companies, Inc., a Delaware corporation, International Periodical Distributors, Inc., a Nevada corporation, Source Interlink Manufacturing LLC, a Delaware limited liability company, Source Interlink Retail Services, LLC, a Delaware limited liability company, Alliance Entertainment, LLC, a Delaware limited liability company, Directtou, Inc., a Delaware corporation, AEC Direct, Inc., a Delaware corporation, RDS Logistics, LLC, a Delaware limited liability company, Enthusiast Media Subscription Company, Inc., a Delaware corporation, Motor Trend Auto Shows, Inc., a Delaware corporation, Source Interlink Magazines, LLC, a Delaware limited liability company, and Canoe & Kayak, Inc., a Delaware corporation (which are, on the Issue Date, the “Note Guarantors”), and HSBC Bank USA, National Association, as Trustee.

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of (a) the Company’s 11.25% Senior Notes due 2015 issued on the date hereof (the “Original Notes”), (b) any Additional Notes (as defined herein) that may be issued hereinafter (all such Notes in clauses (a) and (b) being referred to collectively as “Initial Notes”, unless otherwise provided pursuant to Section 2.01(5)), (c) if and when issued as provided in a Registration Agreement (as defined in Appendix A hereto (the “Appendix”)), the Company’s 11.25% Senior Notes due 2015 issued in a Registered Exchange Offer (as defined in the Appendix) in exchange for any Initial Notes (the “Exchange Notes”) and (d) if and when issued as provided in a Registration Agreement, the Private Exchange Notes (as defined in the Appendix, and together with the Initial Notes and any Exchange Notes issued hereunder, the “Notes”) issued in a Private Exchange (as defined in the Appendix).  On the date hereof, $465,000,000 in aggregate principal amount of Original Notes will be initially issued.  Subject to the conditions and in compliance with the covenants set forth herein, the Company may issue an unlimited aggregate principal amount of Additional Notes.

ARTICLE 1

Definitions and Incorporation by Reference

SECTION 1.01.                           Definitions.

“Acquired Business” means Source Interlink Media and its Subsidiaries.

“Acquisition Agreement” means that certain Stock Purchase Agreement, dated as of May 13, 2007, by and among PRIMEDIA Inc., Consumer Source Inc., a Delaware corporation, and the Company, together with all disclosure schedules and exhibits thereto.

 “Additional Notes” means any Notes issued under the terms of this Indenture subsequent to the Issue Date (other than Exchange Notes or Private Exchange Notes issued in exchange for Original Notes or as otherwise specified by Section 2.01).

“Affiliate” of any specified Person means any other Person, directly or indirectly, Controlling or Controlled by or under direct or indirect common Control with such specified Person.

For purposes of Section 4.06 and Section 4.07 only, “Affiliate” shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the excess, if any, of (x) the present value at such Redemption Date of (i) the redemption price of such Note at July 15, 2012 (each such redemption price being set forth in the table appearing under paragraph 5 of the Notes), plus (ii) all required interest payments due on such Note through July 15, 2012 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (y) the principal amount of such Note.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of (a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), (b) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary, or (c) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary; other than, in the case of (a), (b) and (c) above, (i) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Note Guarantor, (ii) any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary, (iii) transactions permitted under Section 4.06(a), (iv) an issuance of Capital Stock by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary, (v) for purposes of Section 4.06 only, a disposition subject to Section 4.04, (vi) any Permitted Asset Swap, (vii) any conversion of the Company’s or a Restricted Subsidiary’s form of business organization or jurisdiction of organization from one form or jurisdiction to another, (viii) all Restricted Payments permitted under Section 4.04, (ix) any liquidation or winding up of a Restricted Subsidiary, and (x) any disposition of assets with a Fair Market Value of not more than $1,000,000.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Automotive.com Earn-Out Obligation” means the earn-out obligation pursuant to the Automotive.com Stockholders Agreement and the Automotive.com Stock Purchase Agreement.

“Automotive.com Put/Call Option” means the option to purchase, and the right to cause the sale of, certain shares of issued and outstanding common stock of Automotive.com not held by Source Interlink Media, as set forth in the Automotive.com Stockholders Agreement.

“Automotive.com Stock Purchase Agreement” means that certain Stock Purchase Agreement dated as of November 15, 2005 by and among PRIMEDIA Inc., a Delaware corporation, Automotive.com and each shareholder listed therein.

“Automotive.com Stockholders Agreement” means that certain Automotive.com Stockholders Agreement dated as of November 15, 2005 by and among PRIMEDIA Inc., a Delaware corporation, Automotive.com and each holder of common stock listed therein.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (a) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment, by (b) the sum of all such payments.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreements (including any “New Term Loans” as such term is defined in the Credit Agreements) and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of the Board of Directors of the Company.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Change of Control” means the occurrence of any of the following events:

(a)                                  the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Yucaipa and/or its Controlled Investment Affiliates (i) shall have acquired beneficial ownership of 50% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of the Company or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors (or similar governing body) of the Company;

(b)                                 at any time, the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of the Company cease to be occupied by Persons who either (a) were members of the board of directors of the Company on the Issue Date or (b) were nominated for election by the board of directors of the Company, a majority of whom were directors on the Issue Date or whose appointment or nomination for election was previously approved by a majority of such directors (including by approval of the proxy statement in which such individual is named as a nominee for director); or

(c)                                  the adoption of a plan relating to the liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor and, for purposes of any provision contained herein and required by the TIA, each other obligor on the indenture securities.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for the Company and its Subsidiaries on a consolidated basis equal to (i) Consolidated Interest Expense; (ii) all cash dividend payments or other distributions (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and (iii) all cash dividend payments or other distributions (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capitalized Lease Obligations, capitalized interest, interest in respect of original issue discount and interest imputed on Attributable Debt) of the Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (to the extent included in (i)) the sum of (ii) (a) the income (or loss) of any Person (other than a Subsidiary of the Company) in which any other Person (other than the Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries or that Person’s assets are acquired by the Company or any of its Subsidiaries, (c) the income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that

Subsidiary, (d) any after-tax gains or losses attributable to Asset Disposition outside the ordinary course or returned surplus assets of any Pension Plan, (e) any after-tax income or loss from discontinued operations and (f) (to the extent not included in clauses (a) through (e) above) any net extraordinary gains or net extraordinary losses.

“Consolidation” means the consolidation of the amounts of each of the Restricted Subsidiaries and Automotive.com with those of the Company in accordance with GAAP consistently applied; provided, however, that “Consolidation” shall not include consolidation of the accounts of any Unrestricted Subsidiary (other than Automotive.com), but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary shall be accounted for as an investment.  The term “Consolidated” has a correlative meaning.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such Person and is organized by such Person (or any Person Controlling such Person) primarily for making equity or debt investments in the Company or other portfolio companies of such Person.

“Credit Agreements” means the Term Loan Agreement and the Revolving Credit Agreement.

“Currency Agreement” means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary; provided that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or an issuance of Disqualified Stock, as applicable) or (c) is redeemable at the option of the holder thereof, in whole or in part, in the case of each of clauses (a), (b) and (c) on or prior to 91 days after the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to 91 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of Sections 4.06 and 4.08; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, however, that Capital Stock shall not constitute Disqualified Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the repayment in full of the obligations under the Notes..

“Domestic Subsidiary” means each Restricted Subsidiary of the Company other than a Foreign Subsidiary.

“EBITDA” means, for any period, an amount determined for the Company and its Subsidiaries on a consolidated basis equal to:

(i)                       the sum, without duplication (and except with respect to clause (i)(a), to the extent not already added in the calculation of Consolidated Net Income), of the amounts for such period of:

(a)                                  Consolidated Net Income;

(b)                                 Consolidated Interest Expense;

(c)                                  provisions for taxes based on income;

(d)                                 total depreciation expense;

(e)                                  total amortization expense (including amortization associated with capitalized display rack costs and the recognition of such costs as a deferred cost asset amortized as contra revenue);

(f)                                    extraordinary or unusual non-recurring charges, expenses or losses, including, without limitation, losses and charges from discontinued titles;

(g)                                 stock option based compensation expenses and non-Cash compensation expenses relating to Automotive.com;

(h)                                 cash fees and expenses incurred in connection with the Transactions;

(i)                                     management fees and expenses permitted to be paid in accordance with Section 4.07;

(j)                                     non-recurring restructuring, severance, relocation, facility closure and integration costs in connection with (i) the Transactions and certain acquisitions consummated prior to the Issue Date and (ii) other transactions permitted under this Indenture; provided that with respect to clause (ii), (A) such costs shall be in an amount not to exceed ten percent (10%) of EBITDA for such period (as determined prior to giving effect to any amount added to Net Income in calculating EBITDA for such period pursuant to this clause (j)), and (B) the Company shall have delivered to the Trustee an Officers’ Certificate specifying and quantifying such cost and stating that such cost is a non-recurring restructuring, severance, reduction, facility closure or integration cost in connection with the Transactions or such transaction permitted under Section 5.01, as the case may be;

(k)                                  other non-Cash charges, expense or losses reducing Consolidated Net Income including, but not limited to, non-Cash impairment charges, non-Cash charges relating to the conversion of any customer to Scan-Based Trading and charges or adjustments arising from subscriptions sold by Source Interlink Media prior to the Issue Date (excluding any such non-Cash charge, expense or loss to the extent that it represents an accrual or reserve for potential Cash expenses in any future period or amortization of a prepaid Cash expense that was paid in a prior period); and

(l)                                     non-interest losses from any Hedge Agreements,

minus

(ii)                                  the sum, without duplication (and to the extent not already deducted in the calculations of Consolidated Net Income), of the amounts for such period of:

(a)                                  interest income;

(b)                                 any credit for income tax;

(c)                                  gains or income from extraordinary, unusual or non-recurring items for such period including gains recognized in connection with the sale of any assets outside the ordinary course of business;

(d)                                 other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash items in any prior period) (other than the accrual of revenue in the ordinary course); and

(e)                                  non-interest gains from any Currency Agreement or Interest Rate Agreement.

“Equity Offering” means any public or private sale of Capital Stock of the Company or (to the extent the net cash proceeds thereof are contributed to the Company) any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1)                                  public offerings with respect to the Company’s or any direct or indirect parent entity’s common stock registered on Form S-4 or Form S-8;

(2)                                  issuances to any Subsidiary of the Company; and

(3)                                  any offering of common stock or Preferred Stock issued in connection with a transaction that constitutes a Change of Control.

“Exchange Act” means the Securities Exchange Act of 1934.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.  For purposes of Section 4.04(a)(3) and the definition of “Permitted Asset Swap,” the Fair Market Value of property or assets other than cash which involves (i) an aggregate amount in excess of $10.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors and (ii) an aggregate amount in excess of $20.0 million, shall have been determined in writing by a nationally recognized appraisal or investment banking firm.  For all other purposes of this Indenture, Fair Market Value shall be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Company and its Subsidiaries ending on January 31 of each calendar year or such other date as the Board of Directors may otherwise determine in good faith.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (i) EBITDA for such period to (ii) the Consolidated Fixed Charges for such period.  In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility that has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishing of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period (the “reference period”).

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Company or any Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charges and the change in EBITDA resulting therefrom) had occurred on the first day of the reference period.  If since the beginning of such period any Person (that subsequently became a Subsidiary or was merged with or into the Company or any Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the reference period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company and, for any fiscal period ending on or prior to the first anniversary of an asset acquisition, asset disposition, discontinued operation or operational change, may include adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such asset acquisition, asset disposition, discontinued operation or operational change; for purposes of determining compliance with the Fixed Charge Coverage Ratio and achievement of other financial measures provided for herein, such adjustments may reflect additional operating expense reductions and other additional operating improvements and synergies that would not be includable in pro forma financial statements prepared in accordance with Regulation S-X but for which substantially all of the steps necessary for the realization thereof have been taken or are reasonably anticipated by the Company to be taken in the next 12-month period following the consummation thereof and are estimated on a good faith basis by the Company; provided, however, (i) that the pro forma effect of all such adjustments arising out of the Transactions and certain acquisitions consummated prior to the Issue Date have been fully reflected in the stipulated amounts for such Fiscal Quarters set forth in the definition of “EBITDA” and no such further adjustment in respect of such transactions shall be made pursuant to this paragraph and (ii) that the aggregate amount of any such adjustments other than in respect of the Transactions and such transactions described in clause (i) above shall not exceed five percent (5%) of EBITDA of the Company in any reference period.  The Company shall deliver to the Trustee a certificate of a Financial Officer of the Company setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Obligation arising under any Hedge Agreement applicable to such Indebtedness).  Interest on Indebtedness with respect to Capital Lease Obligations shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Indebtedness with respect to Capital Lease Obligations in accordance with GAAP.  For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Foreign Subsidiary” means each Restricted Subsidiary of the Company that is organized under the laws of any country other than the United States, any State thereof, the District of Columbia, or any territory thereof.

“GAAP” means generally accepted accounting principles in the United States as in effect as of the Issue Date, including those set forth in (a) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) statements and pronouncements of the Financial Accounting Standards Board, (c) such other statements by such other entities as approved by a significant segment of the accounting profession and (d) unless otherwise indicated, all ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.  The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.  The term “Incurrence” when used as a noun shall have a correlative meaning.  The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication),

(a)                                  the principal of and premium (if any) in respect of Indebtedness of such Person for borrowed money;

(b)                                 the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c)                                  all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

(d)                                 all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

(e)                                  all Capitalized Lease Obligations and all Attributable Debt of such Person;

(f)                                    the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person that is not a Note Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(g)                                 all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of (i) the Fair Market Value of such asset at such date of determination and (ii) the amount of such Indebtedness of such other Persons;

(h)                                 to the extent not otherwise included in this definition, Hedging Obligations of such Person;

(i)                                     to the extent not otherwise included, the amount then outstanding (i.e., advanced, and received by, and available for use by, such Person) under any receivables financing (as set forth in the books and records of such Person and confirmed by the agent, trustee or other representative of the institution or group providing such receivables financing); and

(j)                                     all obligations of the type referred to in clauses (a) through (i) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.  Notwithstanding the foregoing, the Automotive.com Earn-Out Obligation and any obligations related to the Automotive.com Put/Call Option shall not be deemed Indebtedness.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or is a beneficiary.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person; provided that (a) Hedging Obligations entered into in the ordinary course of business and in compliance with this Indenture, (b) endorsements of negotiable instruments and documents in the ordinary course of business and (c) an acquisition of assets, Capital Stock or other securities by the Company for consideration consisting exclusively of Capital Stock (other than Disqualified Stock) of the Company shall not be deemed to be an Investment.  For purposes of the definition of “Unrestricted Subsidiary” and Section 4.04:

(a)                                  “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to

(i)                                     the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(ii)                                  the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(b)                                 any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market value at the time of such transfer.

“Issue Date” means June 26, 2008.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Liquidated Damages” means any liquidated damages payable under a Registration Agreement.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of (a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (b) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, (c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (d) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Note Guarantee” means each Guarantee of the obligations with respect to the Notes issued by any Person pursuant to the terms of this Indenture.

“Note Guarantor” means any Person that has issued a Note Guarantee.

“Notes” means the Notes issued under this Indenture.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Senior Vice President, the Treasurer or the Secretary of the Company.  An “Officer” of a Note Guarantor has a correlative meaning and shall include an Officer of its member (in the case of a limited liability company) and any Vice President.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee.  The counsel may be an employee of or counsel to the Company or a Note Guarantor, as applicable, or the Trustee.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 of ERISA.

“Permitted Asset Swap” means any transfer of property or assets by the Company or any of its Subsidiaries in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in a Permitted Business; provided that the aggregate Fair Market Value of all such property or assets being transferred by the Company or such Subsidiary since the Issue Date (x) shall not exceed $25,000,000 in the aggregate and (y) is not greater than the aggregate Fair Market Value of the property or assets received by the Company or such Subsidiary in such exchange; provided further that such Fair Market Value of the property or assets being transferred or received by the Company or such Subsidiary shall be made in good faith by management of the Company.

“Permitted Business” means any business engaged in by the Company or any Restricted Subsidiary on the Issue Date and any Related Business.

“Permitted Holders” means Yucaipa and its affiliates (other than any other portfolio company thereof).

“Permitted Investment” means

(a)                                  an Investment by the Company or any Restricted Subsidiary in the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment,

become a Restricted Subsidiary; provided, however, that the primary business of such Person is a Permitted Business;

(b)                                 an Investment by the Company or any Restricted Subsidiary in another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Permitted Business;

(c)                                  an Investment by the Company or any Restricted Subsidiary in Temporary Cash Investments;

(d)                                 receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(e)                                  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(f)                                    loans or advances to employees of the Company or such Restricted Subsidiary made in the ordinary course of business not exceeding $2.5 million in the aggregate outstanding at any time;

(g)                                 an Investment by the Company or any Restricted Subsidiary in stock, obligations or securities received (i) in satisfaction or partial satisfaction of the obligations of financially troubled account debtors and (ii) in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(h)                                 an Investment by the Company or any Restricted Subsidiary in any Person to the extent such Investment represents the noncash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with Section 4.06;

(i)                                     any Investment existing on the Issue Date;

(j)                                     Guarantees (including the Note Guarantees) of Indebtedness permitted under this Indenture;

(k)                                  without duplication, any Investment in any Person, the amount of which, together with all other Investments in other Persons made pursuant to this clause (k) does not exceed $30.0 million in the aggregate at any time outstanding;

(l)                                     payments to Automotive.com pursuant to the Automotive.com Stock Purchase Agreement, any acquisition of Automotive.com Capital Stock pursuant to, or on terms no less favorable than, the Automotive.com Stockholders Agreement or the Automotive.com Stock Purchase Agreement, in each case, as in effect on the Issue Date, and any Automotive.com Earn-Out Obligation, to the extent such payments may be deemed Investments after giving effect to the Automotive.com Put/Call Option;

(m)                               prepaid royalties to content providers in the ordinary course of business, to the extent such amounts may be characterized as Investments;

(n)                                 an Investment by the Company or any Restricted Subsidiary (i) in any securities received in satisfaction or partial satisfaction of the obligations of financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Company and its Subsidiaries;

(o)                                 intercompany loans and Hedging Obligations permitted under Section 4.03; and

(p)                                 any Investment by the Company or any of its Restricted Subsidiaries in an Unrestricted Subsidiary or a Person engaged in a Similar Business in an aggregate principal amount, taken together with all other Investments made pursuant to this clause (p) that are at that time outstanding, not to exceed $25.0 million; provided, however, that if any Investment pursuant to this clause (p) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (p) for so long as such Person continues to be a Restricted Subsidiary.

“Permitted Liens” means the following types of Liens:

(a)                                  Liens for taxes, assessments or governmental charges or claims either (x) not delinquent or (y) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(b)                                 statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(c)                                  Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(d)                                 judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(e)                                  easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(f)                                    any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or asset which is not leased property subject to such Capitalized Lease Obligation;

(g)                                 Liens securing Purchase Money Indebtedness incurred in the ordinary course of business; provided, however, that (x) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property or equipment and shall not be secured by any property or equipment of the Company or any Restricted Subsidiary of the Company other than the property and equipment so acquired and (y) the Lien securing such Purchase Money Indebtedness shall be created within 90 days of such acquisition;

(h)                                 Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(i)                                     Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(j)                                     Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and setoff;

(k)                                  Liens securing Interest Rate Agreements which relate to Indebtedness that is otherwise permitted under this Indenture;

(l)                                     Liens securing Indebtedness under Currency Agreements;

(m)                               Liens securing Acquired Indebtedness incurred in accordance with Section 4.03; provided that

(i)                                     such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

(ii)                                  such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the

Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

(n)                                 Liens on assets of a Restricted Subsidiary of the Company that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under this Indenture;

(o)                                 leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

(p)                                 banker’s Liens, rights of setoff and similar Liens with respect to Cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(q)                                 Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(r)                                    Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods; and

(s)                                  other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $5.0 million at any one time outstanding.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Purchase” means the acquisition by the Company of the Acquired Business pursuant to the Acquisition Agreement.

“Purchase Money Indebtedness” means Indebtedness (a) consisting of the deferred purchase price of an asset, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (b) incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements; provided, however, that such Indebtedness is Incurred within 180 days after the acquisition by the Company or such Restricted Subsidiary of such asset.

“Redemption Date” has the meaning set forth under paragraph 5 of the Notes.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with this Indenture, including Indebtedness of the Company that Refinances Refinancing Indebtedness; provided, however, that (a) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (b) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the remaining Average Life of the Indebtedness being Refinanced, (c) such Refinancing Indebtedness is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price), that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced and (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (i) Indebtedness of a Restricted Subsidiary other than a Note Guarantor that Refinances Indebtedness of the Company or (ii) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Related Business” means any business related ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Revolving Credit Agreement” means that certain Revolving Credit Agreement, dated as of August 1, 2007, among the Company, the guarantors party thereto, Citicorp North America, Inc., as administrative agent, Citicorp North America, Inc., as collateral agent, the financial institutions party thereto and JPMorgan Chase Bank, N.A., as syndication agent, and Wachovia Bank, National Association and Wells Fargo Foothill, Inc., as co-documentation agents, together with any agreements or instruments entered into from time to time in connection with any refinancing, restatement, replacement or refunding, in whole or in part, of the obligations incurred thereunder.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

“Scan-Based Trading” means an arrangement between a distributor and a retailer whereby goods are delivered by the distributor to the retailer and the retailer is under no obligation to pay for any such goods until such time as a retail customer purchases such goods from the retailer or such goods are not timely returned to the distributor.

“SEC” means the Securities and Exchange Commission (or any successor or replacement entity).

“Secured Indebtedness” means any Indebtedness of the Company secured by a Lien.  “Secured Indebtedness” of a Note Guarantor has a correlative meaning.

“Securities Act” means the Securities Act of 1933.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Source Interlink Media” means Source Interlink Media, LLC, a Delaware limited liability company.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes.  “Subordinated Obligation” of a Note Guarantor has a correlative meaning.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person; provided that, until the exercise of the Automotive.com Put/Call Option and the closing of the share purchase pursuant thereto or other acquisition of the Automotive.com Capital Stock not held by the Company on the Issue Date, Automotive.com shall only be deemed a “Subsidiary” for purposes of the definitions of “Consolidated Fixed Charges”, “Consolidated Interest Expense”, “Consolidated Net Income” and “EBITDA”.

“Temporary Cash Investments” means any of the following:  (a) any investment in direct obligations of the United States or any agency thereof or obligations Guaranteed by the United States or any agency thereof, (b) investments in time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States, any state thereof or any foreign country recognized by the United States having capital, surplus and undivided profits aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long-term debt is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 438 under the Securities Act), (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above, (d) investments in commercial paper, maturing not more than one year after the date of acquisition, issued by a Person (other than an Affiliate of the Company) organized and in existence under the laws of the United States or any foreign country recognized by the United States with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investors Service, Inc. or “A-1” (or higher) according to Standard and Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. (“S&P”), and (e) investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s Investors Service, Inc.

“Term Loan Agreement” means that certain Term Loan Agreement, dated as of August 1, 2007, among the Company, the guarantors party thereto, Citicorp North America, Inc., as administrative agent, Citicorp North America, Inc., as collateral agent, the financial institutions party thereto, JPMorgan Chase Bank, N.A., as syndication agent, and Citigroup Global Markets Inc., as lead arranger and bookrunner, together with any agreements or instruments entered into from time to time in connection with any refinancing, restatement, replacement or refunding, in whole or in part, of the obligations incurred thereunder.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the Issue Date, except as provided by Section 9.03.

“Trade Payables” means, with respect to any Person, any accounts payable or any Indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transactions” means the Purchase, the Refinancing (as such term is defined in the Credit Agreements), the initial borrowings under the Credit Agreements, and the payments of fees, commissions and expenses in connection with each of the foregoing.

“Treasury Rate” means, as of the applicable Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to July 15, 2012; provided, however, that if the period from such redemption date to July 15, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means any officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (b) any Subsidiary of an Unrestricted Subsidiary.  The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided, however, that either (i) the Subsidiary to be so designated has total Consolidated assets of $1,000 or less or (ii) if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under Section 4.04.  The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (1) the Company could Incur $1.00 of additional Indebtedness under Section 4.03(a) and (2) no Default shall have occurred and be continuing.  Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company and/or one or more Wholly Owned Subsidiaries.

“Yucaipa” means The Yucaipa Companies LLC, a Delaware limited liability company.

SECTION 1.02.                           Other Definitions.

Term	Defined in Section

“Affiliate Transaction”	4.07(a)
“Appendix”	Preamble
“Bankruptcy Law”	6.01
“Change of Control Offer”	4.08(b)
“covenant defeasance option”	8.01(b)
“Custodian”	6.01
“Definitive Note”	Appendix
“Event of Default”	6.01
“Exchange Notes”	Preamble

Term	Defined in Section

“Exchange Offer Registration Statement”	Appendix
“Global Notes”	Appendix
“Guaranteed Obligations”	11.01
“incorporated provision”	13.01
“Initial Notes”	Preamble
“legal defeasance option”	8.01(b)
“Legal Holiday”	13.08
“Liquidated Damages Notice”	4.15
“Net Proceeds Offer”	4.06(b)
“Net Proceeds Offer Amount”	4.06(b)
“Net Proceeds Offer Payment Date”	4.06(b)
“Net Proceeds Offer Trigger Date”	4.06(b)
“Original Notes”	Preamble
“Paying Agent”	2.04
“Private Exchange”	Appendix
“Private Exchange Notes”	Appendix
“protected purchaser”	2.08
“Registered Exchange Offer”	Appendix
“Registrar”	2.04
“Registration Agreement”	Appendix
“Replacement Assets”	4.06(a)
“Restricted Investments”	4.04(a)(3)(D)
“Restricted Payment”	4.04(a)
“Successor Company”	5.01(a)
“Transfer Restricted Notes”	Appendix

SECTION 1.03.                           Incorporation by Reference of Trust Indenture Act.  This Indenture is subject to the mandatory provisions of the TIA, which are incorporated by reference in and made a part of this Indenture.  The following TIA terms have the following meanings:

“Commission” means the SEC.

“indenture securities” means the Notes and the Note Guarantees.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Company, the Note Guarantors and any other obligor on the indenture securities.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

SECTION 1.04.                           Rules of Construction.  Unless the context otherwise requires:

(1)                                  a term has the meaning assigned to it;

(2)                                  an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)                                  “or” is not exclusive;

(4)                                  “including” means including without limitation;

(5)                                  words in the singular include the plural and words in the plural include the singular;

(6)                                  unsecured Indebtedness shall not be deemed to be subordinate or junior to Secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(7)                                  the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(8)                                  the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater.

ARTICLE 2

The Notes

SECTION 2.01.                           Amount of Notes; Issuable in Series.  The aggregate principal amount of Original Notes which may be authenticated and delivered under this Indenture on the Issue Date is $465,000,000.  Subject to the terms of this Indenture, the aggregate principal amount of Notes which may be authenticated and delivered under this Indenture after the Issue Date shall not be limited.  The Notes may be issued in one or more series.  THE TERMS OF EACH SERIES SHALL BE IDENTICAL, EXCEPT AS SET FORTH IN THIS SECTION 2.01.  All Notes of any one series shall be substantially identical except as to denomination.

With respect to any Additional Notes issued after the Issue Date (except for Notes authenticated and delivered upon registration of transfer of, or in replacement or exchange for, or in lieu of, other Notes pursuant to Section 2.07, 2.08, 2.09, 2.10 or 3.06 or the Appendix), there shall be (a) established in or pursuant to a resolution of the Board of Directors of the Company and (b) (i) set forth or determined in the manner provided in an Officers’ Certificate or (ii) established in one or more indentures supplemental hereto, prior to the issuance of such Additional Notes:

(1)                                  whether such Additional Notes shall be issued as part of a new or existing series of Notes and the title of such Additional Notes (which shall distinguish the Additional Notes of the series from Notes of any other series);

(2)                                  the aggregate principal amount of such Additional Notes that may be authenticated and delivered under this Indenture on the date such Additional Notes are issued;

(3)                                  the issue price and date of such Additional Notes are issued, including the date from which interest on such Additional Notes shall accrue;

(4)                                  if applicable, that such Additional Notes shall be issuable in whole or in part in the form of one or more Global Notes and, in such case, the respective depositaries for such Global Notes, the form of any legend or legends which shall be borne by such Global Notes in addition to or in lieu of those set forth in Exhibit A hereto and any circumstances in addition to or in lieu of those set forth in Section 2.3 of the Appendix in which any such Global Note may be exchanged in whole or in part for Additional Notes registered, or any transfer of such Global Note in whole or in part may be registered, in the name or names of Persons other than the depositary for such Global Note or a nominee thereof; and

(5)                                  if applicable, that such Additional Notes shall not be issued in the form of Initial Notes as set forth in Exhibit A, but shall be issued in the form of Exchange Notes as set forth in Exhibit B.

If any of the terms of any Additional Notes are established by action taken pursuant to resolutions of the Board of Directors of the Company, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Company and delivered to the Trustee at or prior to or with the delivery of the Officers’ Certificate or the indenture supplemental hereto setting forth the terms of the Additional Notes.

SECTION 2.02.                           Form and Dating.  Provisions relating to the Original Notes, the Additional Notes, the Private Exchange Notes and the Exchange Notes are set forth in the Appendix, which is hereby incorporated in and expressly made a part of this Indenture.  The (a) Original Notes and the Trustee’s certificate of authentication, (b) Private Exchange Notes and the Trustee’s certificate of authentication and (c) any Additional Notes (if issued as Transfer Restricted Notes) and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture.  Appropriate changes may be made to the form of any Additional Note issued as a Transfer Restricted Note in order to properly describe any related Registration Agreement.  The Exchange Notes and any Additional Notes issued other than as Transfer Restricted Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit B hereto, which is hereby incorporated in and expressly made a part of this indenture.  The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company or any Note Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).  Each Note shall be dated the date of its authentication.  The Notes shall be issuable only in registered form without interest coupons and only in denominations of $2,000 and any integral multiple of $1,000.

SECTION 2.03.                           Execution and Authentication.  One Officer shall sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized officer or authorized signatory of the Trustee manually signs the certificate of authentication on the Note.  The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall authenticate and make available for delivery Notes as set forth in the Appendix.

The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate the Notes.  Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Company.  Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

SECTION 2.04.                           Registrar and Paying Agent.  The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”).  The Registrar shall keep a register of the Notes and of their transfer and exchange.  The Company may have one or more co-registrars and one or more additional paying agents.  The term “Paying Agent” includes any additional paying agent, and the term “Registrar” includes any co-registrars.  The Company initially appoints the Trustee’s corporate trust office at 452 Fifth Avenue, New York, New York 10018 as (a) Registrar and Paying Agent in connection with the Notes and (b) the Notes Custodian (as defined in the Appendix) with respect to the Global Notes (as defined in the Appendix).

The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the TIA.  The agreement shall implement the provisions of this Indenture that relate to such agent.  The Company shall notify the Trustee of the name and address of any such agent.  If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07.  The Company or any of its domestically organized Wholly Owned Subsidiaries may act as Paying Agent or Registrar.

The Company may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (a) acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (b) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (a).  The Registrar or Paying Agent may resign at any time upon written notice to the Company and the Trustee.

SECTION 2.05.                           Paying Agent To Hold Money in Trust.  On or prior to each due date of the principal and interest on any Note, the Company shall deposit with the Paying Agent (or if the Company or a Subsidiary is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal and interest when so becoming due.  The Company shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Notes and shall notify the Trustee of any default by the Company in making any such payment, and shall at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.  If the Company or a Subsidiary of the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it in trust for the benefit of the Persons entitled thereto a sum sufficient to pay such principal and interest when so becoming due.  The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent.  Upon complying with this Section, the Paying Agent shall have no further liability for the money delivered to the Trustee.

SECTION 2.06.                           Holder Lists.  The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders.  If the Trustee is not the Registrar, the Company shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least three Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

SECTION 2.07.                           Transfer and Exchange.  The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with the Appendix.  When a Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if its requirements therefor are met.  When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if same requirements are met.  To permit registration of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Notes at the Registrar’s request.  The Company may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section.  The Company shall not be required to make and the Registrar need not register transfers or exchanges of Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

Prior to the due presentation for registration of transfer of any Note, the Company, the Note Guarantors, the Trustee, the Paying Agent, and the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and (subject to paragraph 2 of the Notes) interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, any Note Guarantor, the Trustee, the Paying Agent, or the Registrar shall be affected by notice to the contrary.

Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interest in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

All Notes issued upon any transfer or exchange pursuant to the terms of this indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

SECTION 2.08.                           Replacement Notes.  If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Company or the Trustee within a reasonable time after he has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Company or the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee.  Such Holder shall furnish an indemnity bond sufficient in the judgment of the Trustee to protect the Company, the Trustee, the Paying Agent and the Registrar from any loss that any of them may suffer if a Note is replaced.  The Company and the Trustee may charge the Holder for their expenses in replacing a Note.  In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

Every replacement Note is an additional obligation of the Company.

The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

SECTION 2.09.                           Outstanding Notes.  Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those paid pursuant to Section 2.08, those delivered to it for cancellation and those described in this Section as not outstanding.  Subject to Section 13.06, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.08, it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a protected purchaser.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date money sufficient to pay all principal and interest and Liquidated Damages payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders of Notes on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.10.          Temporary Notes.  In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes.  Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Definitive Notes and deliver them in exchange for temporary Notes upon surrender of such temporary Notes at the office or agency of the Company, without charge to the Holder.

SECTION 2.11.          Cancellation.  The Company at any time may deliver Notes to the Trustee for cancellation.  The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled Notes in accordance with its customary procedures or deliver canceled Notes to the Company pursuant to written direction by an Officer.  The Company may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation.  The Trustee shall not authenticate Notes in place of canceled Notes other than pursuant to the terms of this Indenture.

SECTION 2.12.          Defaulted Interest.  If the Company defaults in a payment of interest on the Notes, the Company shall pay the defaulted interest (plus interest on such defaulted interest to the extent lawful) in any lawful manner.  The Company may pay the defaulted interest to the Persons who are Holders on a subsequent special record date.  The Company shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly mail or cause to be mailed to each Holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

SECTION 2.13.          CUSIP and ISIN Numbers.  The Company in issuing the Notes may use “CUSIP” and/or “ISIN” numbers (if then generally in use) and, if so, the Trustee shall use “CUSIP” and/or “ISIN” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.  The Company will promptly notify the Trustee in writing of any change in the “CUSIP” or “ISIN” numbers.

ARTICLE 3

Redemption

SECTION 3.01.          Notices to Trustee.  If the Company elects to redeem Notes pursuant to paragraph 5 of the Notes, it shall notify the Trustee in writing of the Redemption Date and the principal amount of Notes to be redeemed.

The Company shall give each notice to the Trustee provided for in this Section at least 40 days before the Redemption Date unless the Trustee consents to a shorter period.  Such notice shall be accompanied by an Officers’ Certificate and an Opinion of Counsel from the Company to the effect that such redemption shall comply with the conditions herein.  Any such notice may be canceled at any time prior to notice of such redemption being mailed to any Holder and shall thereby be void and of no effect.

SECTION 3.02.          Selection of Notes To Be Redeemed.  If fewer than all the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed pro rata or by lot or by a method that the Trustee in its sole discretion shall deem to be fair and appropriate.  The Trustee shall make the selection from outstanding Notes not previously called for redemption.  The Trustee may select for redemption portions of the principal of Notes that have denominations larger than $2,000.  Notes and portions of them the Trustee selects shall be in amounts of $2,000 or a whole multiple of $1,000.  Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.  The Trustee shall notify the Company promptly of the Notes or portions of Notes to be redeemed.

SECTION 3.03.          Notice of Redemption.  At least 30 days but not more than 60 days before a Redemption Date, the Company shall mail a notice of redemption by first-class mail to each Holder of Notes to be redeemed at such Holder’s registered address.

The notice shall identify the Notes to be redeemed and shall state:

(a)           the Redemption Date;

(b)           the redemption price and the amount of accrued interest to the Redemption Date;

(c)           the name and address of the Paying Agent;

(d)           that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(e)           if fewer than all the outstanding Notes are to be redeemed, the certificate numbers and principal amounts of the particular Notes to be redeemed;

(f)            that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the Redemption Date;

(g)           the CUSIP and/or ISIN number, if any, printed on the Notes being redeemed; and

(h)           that no representation is made as to the correctness or accuracy of the CUSIP and/or ISIN number, if any, listed in such notice or printed on the Notes.

At the Company’s written request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense.  In such event, the Company shall provide the Trustee with the information required by this Section.

SECTION 3.04.          Effect of Notice of Redemption.  Once notice of redemption is mailed, Notes called for redemption become due and payable on the Redemption Date and at the redemption price stated in the notice.  Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued interest and Liquidated Damages, if any, to the Redemption Date; provided, however, that if the Redemption Date is after a regular record date and on or prior to the interest payment date, the accrued interest and Liquidated Damages, if any, shall be payable to the Holder of the redeemed Notes registered on the relevant record date.  Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

SECTION 3.05.          Deposit of Redemption Price.  On or prior to 10:00 a.m., New York City time on the Redemption Date, the Company shall deposit with the Paying Agent (or, if the Company or a Subsidiary is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest and Liquidated Damages, if any, on all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Company to the Trustee for cancellation.  On and after the Redemption Date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Company has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and Liquidated Damages (if any) on, the Notes to be redeemed, unless the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture.

SECTION 3.06.          Notes Redeemed in Part.  Upon surrender of a Note that is redeemed in part, the Company shall execute and the Trustee shall authenticate for the Holder (at the Company’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

ARTICLE 4

Covenants

SECTION 4.01.          Payment of Notes.  The Company shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture.  Principal and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Company shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

SECTION 4.02.          SEC Reports.  Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will file on EDGAR or furnish the Holders of Notes promptly

(a)           all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and, with respect to the annual information only, a report thereon by the Company’s certified independent accounts; and

(b)           all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the SEC’s rules and regulations.

In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.  In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

SECTION 4.03.          Limitation on Indebtedness.

(a)           The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Note Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto, the Fixed Charge Coverage Ratio would be no greater than 2.0:1.

(b)           Notwithstanding Section 4.03(a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

(i)            Bank Indebtedness Incurred in an aggregate principal amount not to exceed $1,180.0 million at any one time outstanding less the aggregate amount of all mandatory prepayments, repayments, redemptions or purchases of principal of such Indebtedness pursuant to Section 4.06;

(ii)           Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that (1) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof, (2) if the Company is the obligor on such Indebtedness, such Indebtedness is subordinated to the prior payment in full in cash of all obligations with respect to the Notes, (3) if a Restricted Subsidiary is the obligor, any such Indebtedness is made pursuant to an intercompany note with customary subordination provisions and (4) if a Note Guarantor is the obligor, such Indebtedness is subordinated in right of payment to the Note Guarantee of such Note Guarantor;

(iii)          Indebtedness (1) represented by the Notes (not including any Additional Notes) and the Note Guarantees, (2) outstanding on the Issue Date (other than (x) the Indebtedness described in clauses (i) and (ii) above or (y) Indebtedness to be repaid with the offering of the Notes on the Issue Date), (3) consisting of Refinancing Indebtedness incurred in respect of any Indebtedness described in this clause (iii) (including Refinancing Indebtedness) or Section 4.03(a) or (4) consisting of Guarantees by the Company or any Note Guarantor of any Indebtedness permitted hereunder; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or a Note Guarantee of a Note Guarantor, as applicable, any such Guarantee with respect to such Indebtedness shall be subordinated in right of payment to the Notes or such Note Guarantor’s Note Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or the Note Guarantee, as applicable;

(iv)          (1) Indebtedness of a Restricted Subsidiary (x) Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company) or (y) Incurred to finance the acquisition of such Restricted Subsidiary by the Company; provided, however, that on the date that such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to Section 4.03(a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (iv) and (2) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (iv);

(v)           Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any Note Guarantor to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount which when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (v) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (v) does not exceed $50.0 million;

(vi)          Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(vii)         Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Company or any such Subsidiary pursuant to such agreements, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of this Indenture; provided, however, that (1) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet shall not be deemed to be reflected on such balance sheet for purposes of this clause (1)) and (2) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including the Fair Market Value of noncash proceeds (such Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(viii)        Hedging Obligations that are incurred in the ordinary course of business (but in any event excluding Hedging Obligations entered into for speculative purposes); provided, however, that such Hedging Obligations do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in interest rates or currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(ix)           Obligations in respect of performance and surety bonds and completion guarantees that are incurred by the Company or any Restricted Subsidiary in the ordinary course of business;

(x)            Indebtedness arising from netting services, overdraft protection or otherwise with respect to deposit accounts, including honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten Business Days;

(xi)           Indebtedness (other than Indebtedness permitted to be Incurred pursuant to Section 4.03(a) or any other clause of this Section 4.03(b)) in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (xi) and then outstanding, shall not exceed $35.0 million (it being understood that any Indebtedness incurred pursuant to this clause (xi) shall cease to be deemed to be Incurred or outstanding for purposes hereof but shall be deemed incurred for purposes of Section 4.03(a) from and after the first date on which the Company could have incurred such Indebtedness under Section 4.03(a) without reliance on this clause (xi));

(xii)          Indebtedness arising from guarantees in the ordinary course of business and consistent with past practice of the obligations of suppliers, customers, franchisees and licensees of the Company and its Subsidiaries; and

(xiii)         Indebtedness arising from guarantees by (i) the Company or any Restricted Subsidiary of the Company of another Restricted Subsidiary or (ii) the Company or any Restricted Subsidiary of an Unrestricted Subsidiary, subject to the limitations set forth under Section 4.04.

(c)           Notwithstanding the foregoing, the Company shall not Incur any Indebtedness pursuant to Section 4.03(b) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such transaction is otherwise permitted pursuant to the terms of this Indenture.  The Company will not, and will not permit any Note Guarantor to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is expressly subordinated in right of payment to any other Indebtedness of the Company or such Note Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes or the applicable Guarantee, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Note Guarantor, as the case may be.  For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Note Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

(d)           Notwithstanding any other provision of this Section 4.03, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this Section shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies.  For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this Section 4.03, (i) Indebtedness Incurred pursuant to any Credit Agreement prior to or on the Issue Date shall be treated as Incurred pursuant to Section 4.03(b)(i), (ii) Indebtedness permitted by this Section 4.03 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section permitting such Indebtedness and (iii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this Section, the Company, in its sole discretion, shall classify such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses.

SECTION 4.04.          Limitation on Restricted Payments.

(a)           The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to, (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) or similar payment to the direct or indirect holders of its Capital Stock except dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and except dividends or distributions payable to the Company or another Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Company or other Restricted Subsidiaries, to its other shareholders on a pro rata basis), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or another Restricted Subsidiary, (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the purchase, repurchase, redemption, defeasance or other acquisition of Subordinated Obligations in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition, and other than Indebtedness described in Section 4.03(b)(ii)) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a “Restricted Payment”) after the

Issue Date if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1)           a Default shall have occurred and be continuing (or would result therefrom);

(2)           the Company could not Incur at least $1.00 of additional Indebtedness under Section 4.03(a); or

(3)           the aggregate amount of such Restricted Payment and all other Restricted Payments (including, if the amount so expended is other than in cash, the Fair Market Value of such Restricted Payments) declared or made subsequent to the Issue Date would exceed the sum of, without duplication:

(A)          50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company during the period (treated as one accounting period) from August 1, 2007 to the end of the most recent Fiscal Quarter ending prior to the date of such Restricted Payment for which financial statements are available;

(B)           the aggregate Net Cash Proceeds received by the Company from capital contributions or the issue or sale of its Capital Stock (other than Disqualified Stock) on or subsequent to the Issue Date (other than an issuance or sale to (x) a Subsidiary of the Company or (y) an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries to the extent such sale is financed by loans from or from Indebtedness Guaranteed by the Company unless such loans or Indebtedness have been repaid with cash on or prior to the date of determination);

(C)           the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries issued after the Issue Date which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or the Fair Market Value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange);

(D)          100% of the aggregate amount received in cash from (x) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Investments (other than Permitted Investments) (“Restricted Investments”) made by the Company and its Restricted Subsidiaries after the Issue Date and from repurchases and redemptions after the Issue Date of such Restricted Investments from the Company and its Restricted Subsidiaries by any Person (other than the Company or any of its Restricted Subsidiaries) and from repayments of loans or advances after the Issue Date which constituted Restricted Investments or (y) the sale (other than to the Company or a Restricted Subsidiary) after the Issue Date of the Capital Stock of an Unrestricted Subsidiary, in an amount not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included in this clause (D) to the extent it is already included in Consolidated Net Income; and

(E)           the amount equal to the net reduction in Investments in Unrestricted Subsidiaries since the Issue Date resulting from (x) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included in this clause (E) to the extent it is already included in Consolidated Net Income.

(b)           Notwithstanding the provisions of Section 4.04(a), the following are not prohibited:

(i)            any purchase, repurchase, retirement or other acquisition or retirement for value of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries to the extent such sale is financed by loans from or from Indebtedness guaranteed by the Company unless such loans or Indebtedness have been repaid with cash on or prior to the date of determination); provided, however, that (1) such Restricted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments and (2) the Net Cash Proceeds from such sale applied in the manner set forth in this clause (i) shall be excluded from the calculation of amounts under of Section 4.04(a)(iv)(3)(B);

(ii)           any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company that is permitted to be Incurred pursuant to Section 4.03; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in subsequent calculations of the amount of Restricted Payments;

(iii)          dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this Section 4.04; provided, however, that such dividend shall be included in subsequent calculations of the amount of Restricted Payments;

(iv)          the repurchase or other acquisition of shares of, or options to purchase shares of, Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries

(or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such repurchases or acquisitions in any Fiscal Year of the Company after the Issue Date shall not exceed during such Fiscal Year in the aggregate $5.0 million; provided further, however, that such repurchases and other acquisitions shall be included in subsequent calculations of the amount of Restricted Payments;

(v)           (x) any payments made pursuant to the exercise of the Automotive.com Put/Call Option, the closing of the share purchase pursuant thereto, or the acquisition of Automotive.com Capital Stock not held by the Company pursuant to, or on terms no less favorable than, the Automotive.com Stockholders Agreement or the Automotive.com Stock Purchase Agreement, in each case, as in effect on the Issue Date, or (y) the purchase of minority interests in non-wholly owned Subsidiaries pursuant to customary put arrangements, drag-along provisions or rights of first refusal contained in shareholder agreements;

(vi)          the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued or Incurred in accordance with Section 4.03; provided, however, that such payments shall be excluded in subsequent calculations of the amount of Restricted Payments; or

(vii)         other Restricted Payments in an aggregate amount not to exceed $5.0 million since the Issue Date; provided, however, that at the time of, and after giving effect to, any payment permitted under this clause (vii), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and provided further that any such payment shall be included in subsequent calculations of the amount of Restricted Payments.

SECTION 4.05.          Limitation on Restrictions on Distributions from Restricted Subsidiaries.  The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries, (b) make any loans or advances to the Company or any of its Restricted Subsidiaries or (c) transfer any of its property or assets to the Company or any of its Restricted Subsidiaries, except:

(i)            any encumbrance or restriction pursuant to applicable law or an agreement in effect at or entered into on the Issue Date;

(ii)           any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;

(iii)          any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this Section 4.05 or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this Section 4.05 or this clause (iii); provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment are no less favorable, in the aggregate, to the Holders than the encumbrances and restrictions contained in such predecessor agreements;

(iv)          in the case of clause (c), any encumbrance or restriction (1) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or (2) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;

(v)           with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

(vi)          in the case of clause (c), any encumbrance or restriction pursuant to any agreement relating to Purchase Money Indebtedness that is Incurred subsequent to the Issue Date in compliance with Section 4.03.

SECTION 4.06.    Limitation on Sales of Assets and Subsidiary Stock.

(a)          The Company shall not, and shall not permit any Restricted Subsidiary to, make any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition, (ii) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or Temporary Cash Investments; provided that the amount of (1) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets (provided that the Company or such Restricted Subsidiary is released from all liability with respect thereto) and (2) any securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 90 days following the closing of such Asset Disposition; provided, further, that with respect to the sale of assets of Source Interlink Canada, Inc., up to 50% of the consideration thereof may be received in forms other than cash or Temporary Cash Investments, and (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) within 360 days of receipt thereof either (1) to permanently reduce Indebtedness under Bank Indebtedness and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility; (2) to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets (including Capital Stock) that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto (“Replacement Assets”); and/or (3) a combination of prepayment and investment permitted by the foregoing clauses (iii)(1) and (2).

(b)           Pending the final application of such Net Cash Proceeds, the Company may temporarily reduce borrowings under Bank Indebtedness or any other revolving credit facility.  On the 361st day after an Asset Sale or such earlier date, if any, as the board of directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (iii)(1), (2) and (3) of clause (a) above (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (iii)(1), (2) and (3) of the preceding paragraph (each a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) to all Holders and, to the extent required by the terms of any pari passu Indebtedness, to all holders of such pari passu Indebtedness, on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders (and holders of any such pari passu Indebtedness) on a pro rata basis, that amount of Notes (and pari passu Indebtedness) equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes (and pari passu Indebtedness) to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in this Indenture.  Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in minimum amounts of $2,000 and integral multiples of $1,000 in excess thereof in exchange for cash.  To the extent Holders properly tender Notes and holders of pari passu Indebtedness properly tender such pari passu Indebtedness in an amount exceeding the Net Proceeds Offer Amount, the tendered Notes and pari passu Indebtedness will be purchased on a pro rata basis based on the aggregate amounts of Notes and pari passu Indebtedness tendered (and the Trustee shall select the tendered Notes of tendering Holders on a pro rata basis based on the amount of Notes tendered).  A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.  If any Net Cash Proceeds remain after the consummation of any Net Proceeds Offer, the Company may use those Net Cash Proceeds for any purpose not otherwise prohibited by this Indenture.  Upon completion of each Net Proceeds Offer, the amount of Net Cash Proceeds will be reset at zero.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $10.0 million.

(c)           The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section.  To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue thereof.

SECTION 4.07.          Limitation on Transactions with Affiliates.

(a)           The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) in an aggregate amount greater than $500,000 unless such Affiliate Transaction is on terms (i) that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate, (ii) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $10.0 million, (1) are set forth in writing and (2) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and (iii) that, in the event such Affiliate Transaction involves an amount in excess of $15.0 million, have been determined in writing by a nationally recognized appraisal or investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or not materially less favorable than those that might reasonably have been obtained in an arm’s-length transaction.

(b)           The provisions of Section 4.07(a) shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to Section 4.04, (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iii) the grant of restricted stock units, stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees of the Company or any of its Restricted Subsidiaries in the ordinary course of business not in excess of $2.5 million in the aggregate outstanding at any one time, (v) the payment of reasonable fees to directors of the Company and its Subsidiaries who are not employees of the Company or its Subsidiaries (other than the Chief Executive Officer, who may receive fees for service as a director), (vi) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, (vii) management, consulting, monitoring, transaction and advisory fees and related expenses payable to Yucaipa or one of its Affiliates in an aggregate amount in any Fiscal Year not in excess of the sum of (i) $1.0 million in respect of annual management fees, plus (ii) any deferred fees (to the extent such fees were within such amount in clause (i) above originally), plus (iii) 1.0% of the value of transactions with respect to which Yucaipa or its Affiliates provide any transaction, advisory or other services, plus (iv) the amount of all reasonable out-of-pocket expenses related thereto and unpaid amounts accrued for prior periods, (viii) transactions in the ordinary course of business consistent with past practices with Automotive.com, or (ix) transactions relating to the exercise of the Automotive.com Put/Call Option, the closing of the share purchase pursuant thereto, or the acquisition of Automotive.com Capital Stock not held by the Company.

SECTION 4.08.      Change of Control.

(a)           Upon a Change of Control, each Holder shall have the right to require the Company to repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of repurchase (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the terms contemplated in Section 4.08(b); provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the Notes pursuant to this Section 4.08 in the event that it has exercised its right to redeem all the Notes under paragraph 5 of the Notes.  In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of Notes pursuant to this Section 4.08, then prior to the mailing of the notice to Holders provided for in Section 4.08(b) below but in any event within 30 days following any Change of Control, the Company shall (i) repay in full all Bank Indebtedness or offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the Notes as provided for in Section 4.08(b).

(b)           Within 30 days following any Change of Control (except as provided in the proviso to the first sentence of Section 4.08(a)), the Company shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(i)            that a Change of Control has occurred and that such Holder has the right to require the Company to purchase all or a portion of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date);

(ii)           a description of the transaction or transactions constituting the Change of Control;

(iii)          the repurchase date (which shall be no later than 60 days from the date such notice is mailed); and

(iv)          the instructions determined by the Company, consistent with this Section, that a Holder must follow in order to have its Notes purchased.

(c)           Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the purchase date.  Holders shall be entitled to withdraw their election if the Trustee or the Company receives not later than the close of business on the second Business Day prior to the purchase date a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Note purchased.  Holders whose Notes are purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

(d)           On the purchase date, all Notes purchased by the Company under this Section shall be delivered to the Trustee for cancellation, and the Company shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto.

(e)           Notwithstanding the foregoing provisions of this Section, the Company shall not be required to make a Change of Control Offer upon a Change of Control if (x) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in Section 4.08 applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (y) a notice of redemption has been given pursuant to this Indenture as described under paragraph 5 of the Notes unless and until there is a default in the payment of the redemption price.  A Change of Control Offer may be made in advance of a Change of Control or conditional upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(f)            At the time the Company delivers Notes to the Trustee which are to be accepted for purchase, the Company shall also deliver an Officers’ Certificate stating that such Notes are to be accepted by the Company pursuant to and in accordance with the terms of this Section 4.08.  A Note shall be deemed to have been accepted for purchase at the time the Trustee, directly or through an agent, mails or delivers payment therefor to the surrendering Holder.

(g)           Prior to any Change of Control Offer, the Company shall deliver to the Trustee an Officers’ Certificate stating that all conditions precedent contained herein to the right of the Company to make such offer have been complied with.

(h)           The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section.  To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue thereof.

SECTION 4.09.               Compliance Certificate. The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company an Officers’ Certificate, one of the signatories of which shall be the principal executive officer, principal financial officer or principal accounting officer of the Company, stating that in the course of the performance by the signers of their duties as Officers of the Company they would normally have knowledge of any Event of Default or Default and whether or not the signers know of any Event of Default or Default that occurred during such period.  If they do, the certificate shall describe the Event of Default or Default, its status and what action the Company is taking or proposes to take with respect thereto.  The Company also shall comply with Section 314(a)(4) of the TIA.

SECTION 4.10.               Further Instruments and Acts.  Upon request of the Trustee, the Company shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 4.11.               Future Note Guarantors.  The Company shall cause each Domestic Subsidiary that is a Restricted Subsidiary organized or acquired after the date hereof to become a Note Guarantor, and, execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit C pursuant to which such Domestic Subsidiary shall Guarantee payment of the Notes.

SECTION 4.12.               Limitation on Lines of Business.  The Company shall not, and shall not permit any Restricted Subsidiary to, engage in any business, other than a Permitted Business.

SECTION 4.13.               Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries.  The Company shall not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except:  (a) to the Company or a Restricted Subsidiary; or (b) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would continue to be a Restricted Subsidiary or if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer be a Restricted Subsidiary and the Investment of the Company in such Person after giving effect to such issuance or sale would have been permitted to be made under Section 4.04 if made on the date of such issuance or sale (and such Investment shall be deemed to be an Investment made for the purpose of Section 4.04).  The proceeds of any sale of such Capital Stock permitted hereby shall be treated as Net Available Cash from an Asset Disposition and shall be applied in accordance with Section 4.06.

SECTION 4.14.               Limitation on Liens.  The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

(a)           in the case of Liens securing Subordinated Indebtedness, the Notes or the Guarantee of such Guarantor, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(b)           in all other cases, the Notes or the Guarantee of such Guarantor, as the case may be, are equally and ratably secured,

except for:

(i)            Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(ii)           Liens securing borrowings under Bank Indebtedness incurred pursuant to Section 4.03(b)(i);

(iii)          Liens securing the Notes and the Guarantees;

(iv)          Liens in favor of the Company or a Wholly Owned Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company;

(v)           Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under this Indenture and which has been incurred in accordance with the provisions of this Indenture; provided, however, that such Liens:  (i) are no less favorable to the Holders in any material respect and are not more favorable to the lienholders in any material respect with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

(vi)          Permitted Liens.

SECTION 4.15.               Liquidated Damages Notice.  In the event that the Company is required to pay Liquidated Damages to holders of Notes pursuant to the Registration Agreement, the Company will provide written notice (“Liquidated Damages Notice”) to the Trustee of its obligation to pay Liquidated Damages no later than fifteen days prior to the proposed payment date for the Liquidated Damages, and the Liquidated Damages Notice shall set forth the amount of Liquidated Damages to be paid by the Company on such payment date. The Trustee shall not at any time be under any duty or responsibility to any holder of Notes to determine the Liquidated Damages, or with respect to the nature, extent, or calculation of the amount of Liquidated Damages owed, or with respect to the method employed in such calculation of the Liquidated Damages.

ARTICLE 5

Successor Company

SECTION 5.01.               When Company May Merge or Transfer Assets.

(a)           The Company shall not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of, except with respect to the dissolution or winding up of such Restricted Subsidiary) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person, unless:

(i)            either (x) the Company shall be the surviving or continuing corporation; or (y) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Successor Company”) (A) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and (B) shall expressly assume, by a supplemental indenture hereto (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, this Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed;

(ii)           immediately after giving effect to such transaction and the assumption contemplated by clause (i)(y)(B) above (including giving effect to any Indebtedness and

Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Successor Company, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 4.03(a);

(iii)          immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (i) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(iv)          the Company or the Successor Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Notwithstanding the foregoing clauses (i), (ii) and (iii), the Company may merge with an Affiliate that is a Person that has no material assets or liabilities and which was organized solely for the purpose of reorganizing the Company in another jurisdiction.

Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Notes with the same effect as if such surviving entity had been named as such.

(b)           Each Note Guarantor (other than any Note Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and this Indenture in connection with any transaction complying with the provisions of Section 4.06) will not, and the Company will not cause or permit any Note Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Note Guarantor unless:

(i)            the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(ii)           such entity assumes by supplemental indenture all of the obligations of the Note Guarantor on the Guarantee;

(iii)          immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(iv)          immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of Section 5.01(a)(ii).

Any merger or consolidation of a Note Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Wholly Owned Subsidiary of the Company need only comply with Section 5.01(a)(iv).

(c)           With respect to the disposition of property or assets, the phrase “all or substantially all” as used in this Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which is the choice of law under this Indenture) and is subject to judicial interpretation.  Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Company is required to make an offer to repurchase the Notes as described above.

ARTICLE 6

Defaults and Remedies

SECTION 6.01.         Events of Default.  An “Event of Default” occurs if:

(a)           the Company fails to pay interest on any Notes when the same becomes due and payable, and the default continues for a period of 30 days;

(b)           the Company fails to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

(c)           the Company or any Restricted Subsidiary defaults in the observance or performance of any other covenant or agreement contained in this Indenture which default continues for a period of 30 days (or, with respect to Section 4.02, 60 days) after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to Section 4.06, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(d)           the Company or any Restricted Subsidiary fails to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the final stated maturity of any such Indebtedness is accelerated (which acceleration is not rescinded, waived or annulled by the holders of such Indebtedness or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $20.0 million or more at any time;

(e)           one or more judgments, in any individual case in an amount in excess of $10.0 million or in the aggregate at any time an amount in excess of $20.0 million, shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgment or judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(f)            the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i)            commences a voluntary case;

(ii)           consents to the entry of an order for relief against it in an involuntary case;

(iii)          consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv)          makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency;

(g)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)            is for relief against the Company or any significant Subsidiary in an involuntary case;

(ii)           appoints a Custodian of the Company or any Significant Subsidiary or for any substantial part of its property; or

(iii)          orders the winding up or liquidation of the Company or any Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days; or

(h)           any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of this Indenture).

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors.  The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

A Default under clause (c), (d), (e) or (h) above is not an Event of Default until the Trustee notifies the Company in writing or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company and the Trustee in writing of the Default and the Company or the Note Guarantor, as applicable, does not cure such Default within the time specified in this Indenture after receipt of such notice.  Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default”.

The Company shall deliver to the Trustee, promptly upon any Officer obtaining knowledge of any Default or Event of Default that has occurred, written notice in the form of an Officers’ Certificate thereof, and, if applicable, describe therein such Default or Event of Default and the status thereof.

SECTION 6.02.               Acceleration.  If an Event of Default (other than an Event of Default specified in Section 6.01(f) or (g) with respect to the Company) shall occur and be continuing, the Trustee by notice in writing to the Company, or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration”, and the same shall become immediately due and payable.  Upon such a declaration, such principal and interest shall be due and payable immediately.  If an Event of Default specified in Section 6.01(f) or (g) with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.  The Holders of a majority in principal amount of the Notes by notice to the Trustee may rescind an acceleration and its consequences (a) if the rescission would not conflict with any judgment or decree; (b) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration; (c) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; (d) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and (e) in the event of the cure or waiver of an Event of Default specified in Section 6.01(f) or (g), the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.  No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 6.03.               Other Remedies.  If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All available remedies are cumulative.

SECTION 6.04.               Waiver of Past Defaults.  The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under this Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.  When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

SECTION 6.05.               Control by Majority; Trustee Indemnity.  The Holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.  Prior to taking any action hereunder, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.  If an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity satisfactory to it.

SECTION 6.06.               Limitation on Suits.  Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(a)           the Holder gives to the Trustee written notice stating that an Event of Default is continuing;

(b)           the Holders of at least 25% in principal amount of the Notes then outstanding make a written request to the Trustee to pursue the remedy;

(c)           such Holder or Holders offer to the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(d)           the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(e)           the Holders of a majority in principal amount of the Notes then outstanding do not give the Trustee a direction inconsistent with the request during such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder, it being understood and intended that no one or more of such Holders will have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb, or prejudice the rights of any other of such Holders (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

SECTION 6.07.               Rights of Holders To Receive Payment.  Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and Liquidated Damages and interest on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08.               Collection Suit by Trustee.  If an Event of Default specified in Section 6.01 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company and any other obligor on the Notes for the whole amount then due and owing (together with interest on overdue principal and (to the extent lawful) on any unpaid interest at the rate provided for in the Notes) and the amounts provided for in Section 7.07.

SECTION 6.09.               Trustee May File Proofs of Claim.  The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company, any Subsidiary or Note Guarantor, their creditors or their property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07.

SECTION 6.10.               Priorities.  If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

FIRST:  to the Trustee for amounts due under Section 7.07;

SECOND:  to Holders for amounts due and unpaid on the Notes for principal and interest, ratably, and any Liquidated Damages without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, any Liquidated Damages and interest, respectively; and

THIRD:  to the Company.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section.  At least 15 days before such record date, the Trustee shall mail to each Holder and the Company a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11.               Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in principal amount of the Notes.

SECTION 6.12.               Waiver of Stay or Extension Laws.  Neither the Company nor any Note Guarantor (to the extent it may lawfully do so) shall at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Company and each Note Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 7

Trustee

SECTION 7.01.         Duties of Trustee.

(a)           If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)           Except during the continuance of an Event of Default:

(i)            the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)           in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c)           The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own wilful misconduct, except that:

(i)            this paragraph does not limit the effect of paragraph (b) of this Section;

(ii)           the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii)          the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05; and

(iv)          No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d)           Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section.

(e)           The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(f)            Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)           Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section and to the provisions of the TIA.

SECTION 7.02.               Rights of Trustee.

(a)           The Trustee may conclusively rely on any document believed by it to be genuine and to have been signed or presented by the proper person.  The Trustee need not investigate any fact or matter stated in the document.

(b)           Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers’ Certificate or Opinion of Counsel.

(c)           The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)           The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute wilful misconduct or negligence.

(e)           The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f)            The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the Holders of not less than a majority in principal amount of the Notes at the time outstanding, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney.

(g)           In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h)           The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(i)            The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(j)            The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture substantially in the form of Exhibit E hereto.

SECTION 7.03.               Individual Rights of Trustee.  The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.  Any Paying Agent, Registrar or co-paying agent may do the same with like rights.  However, the Trustee must comply with Sections 7.10 and 7.11.

SECTION 7.04.               Trustee’s Disclaimer.  The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, any Note Guarantee or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Company or any Note Guarantor in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.  The Trustee shall not be charged with knowledge of any Default or Event of Default under Sections 6.01(c), (d), (e), (f), (g) or (h) or of the identity of any Significant Subsidiary unless either (a) a Trust Officer shall have actual knowledge thereof or (b) the Trustee shall have notice thereof in accordance with Section 13.02 hereof from the Company, any Note Guarantor or any Holder.

SECTION 7.05.               Notice of Defaults.  If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee.  Except in the case of a Default in payment of principal of, premium, if any, or interest on any Note (including payments pursuant to the redemption provisions of such Note), the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of Holders.

SECTION 7.06.               Reports by Trustee to Holders.  As promptly as practicable after each March 15 beginning with the March 15 following the date of this Indenture, and in any event prior to May 15 in each year, the Trustee shall mail to each Holder a brief report dated as of such March 15 that complies with Section 313(a) of the TIA if and to the extent required thereby.  The Trustee shall also comply with Section 313(b) of the TIA.

A copy of each report at the time of its mailing to Holders shall be filed with the SEC and each stock exchange (if any) on which the Notes are listed.  The Company agrees to notify promptly the Trustee in writing whenever the Notes become listed on any stock exchange and of any delisting thereof.

SECTION 7.07.               Compensation and Indemnity.  The Company shall pay to the Trustee from time to time such compensation as shall be agreed in writing between the Company and the Trustee for its services.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services.  Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts.  The Company and each Note Guarantor, jointly and severally shall indemnify the Trustee against any and all loss, liability or expense (including reasonable attorneys’ fees and expenses) incurred by or in connection with the administration of this trust and the performance of its duties hereunder.  The Trustee shall notify the Company of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Company shall not relieve the Company or any Note Guarantor of its indemnity obligations hereunder.  The Company shall defend the claim and the indemnified party shall provide reasonable cooperation at the Company’s expense in the defense.  Such indemnified parties may have separate counsel and the Company and the Note Guarantors, as applicable, shall pay the fees and expenses of such counsel; provided, however, that the Company shall not be required to pay such fees and expenses if it assumes such indemnified parties’ defense and, in such indemnified parties’ reasonable judgment, there is no conflict of interest between the Company and the Note Guarantors, as applicable, and such parties in connection with such defense.  The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party through such party’s own wilful misconduct, negligence or bad faith.

To secure the Company’s payment obligations in this Section, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest and any Liquidated Damages on particular Notes.

The Company’s payment obligations pursuant to this Section shall survive the satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any bankruptcy law or the resignation or removal of the Trustee.  Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(f) or (g) with respect to the Company, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

SECTION 7.08.               Replacement of Trustee.  The Trustee may resign at any time by so notifying the Company.  The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee.  The Company shall remove the Trustee if:

(a)           the Trustee fails to comply with Section 7.10;

(b)           the Trustee is adjudged bankrupt or insolvent;

(c)           a receiver or other public officer takes charge of the Trustee or its property; or

(d)           the Trustee otherwise becomes incapable of acting.

If the Trustee resigns, is removed by the Company or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company.  Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders.  The retiring Trustee shall, upon payment of its charges, promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in principal amount of the Notes may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in TIA Section 310(b), any Holder who has been a bona fide Holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09.               Successor Trustee by Merger.  If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.10.               Eligibility; Disqualification.  The Trustee shall at all times satisfy the requirements of TIA Section 310(a).  The Trustee shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

The Trustee shall comply with TIA Section 310(b) subject to its right to apply for a stay of its duty to resign under the penultimate paragraph of TIA Section 310(b); provided, however, that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Company are outstanding if the requirements for such exclusion set forth in TIA Section 310(b)(1) are met.

SECTION 7.11.               Preferential Collection of Claims Against Company.  The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b).  A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated.

ARTICLE 8

Discharge of Indenture; Defeasance

SECTION 8.01.               Discharge of Liability on Notes; Defeasance.

(a)           When (i) all outstanding Notes (other than Notes replaced or paid pursuant to Section 2.08) have been canceled or delivered to the Trustee for cancellation or (ii) all outstanding Notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption pursuant to Article 3 hereof, and the Company irrevocably deposits with the Trustee funds in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, in the written opinion of a firm of independent public accountants delivered to the Trustee (which delivery shall only be required if U.S. Government Obligations have been so deposited) to pay principal of and interest on the outstanding Notes when due at maturity or upon redemption, including interest thereon to maturity or such Redemption Date (other than Notes replaced or paid pursuant to Section 2.08), and if in either case the Company pays all other sums payable hereunder by the Company, then this Indenture shall, subject to Section 8.01(c), be discharged and cease to be of further effect.  The Trustee shall acknowledge satisfaction and discharge of this Indenture on demand of the Company accompanied by an Officers’ Certificate and an Opinion of Counsel and at the cost and expense of the Company.

(b)           Subject to Sections 8.01(c) and 8.02, the Company at any time may terminate (i) all of its obligations under the Notes and this Indenture (“legal defeasance option”) or (ii) its obligations under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.11, 4.12, 4.13 and 4.14 and the operation of Section 4.06(a)(iii), 6.01(d), 6.01(e), 6.01(f ) (with respect to Significant Subsidiaries of the Company only) and 6.01(g) (with respect to Significant Subsidiaries of the Company only) (“covenant defeasance option”).  The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.  In the event that the Company terminates all of its obligations under the Notes and this Indenture by exercising its legal defeasance option, the obligations under the Note Guarantees shall each be terminated simultaneously with the termination of such obligations.

If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default.  If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Section 6.01(d), 6.01(f) (with respect to Significant Subsidiaries of the Company only),

6.01(g) (with respect to Significant Subsidiaries of the Company only) or 6.01(h) or because of the failure of the Company to comply with Section 5.01(a)(ii).

Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

(c)           Notwithstanding clauses (a) and (b) above, the Company’s obligations in Sections 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 7.07, 7.08 and in this Article 8 shall survive until the Notes have been paid in full.  Thereafter, the Company’s obligations in Sections 7.07, 8.04, 8.05 and 8.06 shall survive.

SECTION 8.02.               Conditions to Defeasance.  The Company may exercise its legal defeasance option or its covenant defeasance option only if:

(a)           the Company irrevocably deposits in trust with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the principal, premium (if any) and interest on the Notes when due at maturity or redemption, as the case may be, including interest thereon to maturity or such Redemption Date;

(b)           the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Notes to maturity or redemption, as the case may be;

(c)           123 days pass after the deposit is made and during the 123-day period no Default specified in Section 6.01(f) or (g) with respect to the Company occurs which is continuing at the end of the period;

(d)           the deposit does not constitute a default under any other agreement binding on the Company;

(e)           [Reserved];

(f)            in the case of the legal defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of this Indenture there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(g)           in the case of the covenant defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred; and

(h)           the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes as contemplated by this Article 8 have been complied with.

Before or after a deposit, the Company may make arrangements satisfactory to the Trustee for the redemption of Notes at a future date in accordance with Article 3.

SECTION 8.03.               Application of Trust Money.  The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article 8.  It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.

SECTION 8.04.               Repayment to Company.  The Trustee and the Paying Agent shall promptly turn over to the Company upon request any money or U.S. Government Obligations held by it as provided in this Article which, in the written opinion of a nationally recognized firm of independent public accountants delivered to the Trustee (which delivery shall only be required if U.S. Government Obligations have been so deposited), are in excess of the amount thereof which would then be required to be deposited to effect an equivalent discharge or defeasance in accordance with this Article.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Company for payment as general creditors and the Trustee and the Paying Agent shall have no further liability with respect to such monies.

SECTION 8.05.               Indemnity for Government Obligations.  The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.06.               Reinstatement.  If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article 8 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8 until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article 8; provided, however, that, if the Company has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE 9

Amendments

SECTION 9.01.               Without Consent of Holders.  The Company, the Note Guarantors and the Trustee may amend this Indenture or the Notes without notice to or consent of any Holder:

(a)           to cure any ambiguity, omission, defect or inconsistency;

(b)           with respect to any matters set forth in Article 5, in compliance with the terms thereof;

(c)           to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(d)           [Reserved];

(e)           to add additional Guarantees with respect to the Notes or to secure the Notes; provided that an amendment for the foregoing purpose need not be executed by the Note Guarantors in order to comply with this Section 9.01;

(f)            to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company;

(g)           to comply with any requirement of the SEC in connection with qualifying, or maintaining the qualification of, this Indenture under the TIA;

(h)           to make any change that does not materially adversely affect the rights of any Holder; or

(i)            to provide for the issuance of the Exchange Notes, Private Exchange Notes or Additional Notes, which shall have terms substantially identical in all material respects to the Original Notes (except that the transfer restrictions contained in the original Notes shall be modified or eliminated, as appropriate), and which shall be treated, together with any outstanding Original Notes, as a single class of securities.

After an amendment under this Section becomes effective, the Company shall mail to Holders a notice briefly describing such amendment.  However, the failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

SECTION 9.02.               With Consent of Holders.  The Company, the Note Guarantors and the Trustee may amend this Indenture or the Notes without notice to any Holder but with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes).  However, without the consent of each Holder affected, an amendment may not:

(a)           reduce the amount of Notes whose Holders must consent to an amendment;

(b)           reduce the rate of or extend the time for payment of interest or any Liquidated Damages on any Note;

(c)           reduce the principal of or extend the Stated Maturity of any Note;

(d)           reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed in accordance with Article 3 and paragraph 5 of the Notes.

(e)           make any Note payable in money other than that stated in the Note;

(f)            [Reserved];

(g)           impair the right of any Holder to receive payment of principal of, and interest or any Liquidated Damages on, such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(h)           make any change in Section 6.04 or 6.07 or the second sentence of this Section 9.02; or

(i)            modify the Note Guarantees in any manner adverse to the Holders.

It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

After an amendment under this Section becomes effective, the Company shall mail to Holders a notice briefly describing such amendment.  The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

SECTION 9.03.               Compliance with Trust Indenture Act.  Every amendment to this Indenture or the Notes shall comply with the TIA as then in effect.

SECTION 9.04.               Revocation and Effect of Consents and Waivers.  A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note.  However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officers’ Certificate from the Company certifying that the requisite consents have been received.  After an amendment or waiver becomes effective, it shall bind every Holder.  An amendment or waiver becomes effective upon the (a) receipt by the Company or the Trustee of the requisite consents, (b) satisfaction of conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto containing such amendment or waiver and (c)

execution of such amendment or waiver (or supplemental indenture) by the Company and the Trustee.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture.  If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date.  No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.05.               Notation on or Exchange of Notes.  If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee.  The Trustee may place an appropriate notation the changed terms and return it to the Holder.  Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms.  Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 9.06.               Trustee To Sign Amendments.  The Trustee shall sign any amendment authorized pursuant to this Article 9 if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  If it does, the Trustee may but need not sign it.  In signing such amendment the Trustee shall receive indemnity reasonably satisfactory to it and shall receive, and (subject to Section 7.01) shall be fully protected in conclusively relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment is authorized or permitted by this Indenture and that such amendment is the legal, valid and binding obligation of the Company and the Note Guarantors enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03).

SECTION 9.07.               Payment for Consent.  Neither the Company nor any Affiliate of the Company shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

ARTICLE 10

[Reserved]

ARTICLE 11

Note Guarantees

SECTION 11.01.             Note Guarantees.  Each Note Guarantor hereby jointly and severally unconditionally Guarantees, as a primary obligor and not merely as a surety, to each Holder and to the Trustee and its successors and assigns (a) the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all obligations of the Company under this Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of, interest on or Liquidated Damages in respect of the Notes and all other monetary obligations of the Company under this Indenture and the Notes and (b) the full and punctual performance within applicable grace periods of all other obligations of the Company whether for fees, expenses, indemnification or otherwise under this Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”).  Each Note Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from each such Note Guarantor, and that each such Note Guarantor shall remain bound under this Article 11 notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Note Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment.  Each Note Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.  The obligations of each Note Guarantor hereunder shall not be affected by (a) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (e) the failure of any Holder or Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (f) any change in the ownership of such Note Guarantor, except as provided in Section 11.02(b).

Each Note Guarantor hereby waives any right to which it may be entitled to have its obligations hereunder divided among the Note Guarantors, such that such Note Guarantor’s obligations would be less than the full amount claimed.  Each Note Guarantor hereby waives any right to which it may be entitled to have the assets of the Company first be used and depleted as payment of the Company’s or such Note Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by such Note Guarantor hereunder.  Each Note Guarantor hereby waives any right to which it may be entitled to require that the Company be sued prior to an action being initiated against such Note Guarantor.

Each Note Guarantor further agrees that its Note Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

The Note Guarantee of each Note Guarantor is effectively subordinated and subject in right of payment to the prior payment in full of the principal of and premium, if any, and interest on all senior Secured Indebtedness of the relevant Note Guarantor and is made subject to such provisions of this Indenture.

Except as expressly set forth in Sections 8.01(b), 11.02 and 11.06, the obligations of each Note Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed

Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Note Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, wilful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Note Guarantor or would otherwise operate as a discharge of any Note Guarantor as a matter of law or equity.

Each Note Guarantor agrees that its Note Guarantee is a continuing Guarantee and shall remain in full force and effect until payment in full of all the Guaranteed Obligations.  Each Note Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Note Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Note Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (a) the unpaid principal amount of such Guaranteed Obligations, (b) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (c) all other monetary obligations of the Company to the Holders and the Trustee.

Each Note Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations.  Each Note Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (a) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of any Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (b) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Note Guarantor for the purposes of this Section 11.01.

Each Note Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 11.01.

Upon request of the Trustee, each Note Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 11.02.        Limitation on Liability.

(a)           Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Note Guarantor shall not exceed the maximum amount that can be hereby Guaranteed without rendering this Indenture, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(b)           A Note Guarantee as to any Note Guarantor shall terminate and be of no further force or effect and such Note Guarantor shall be deemed to be released automatically and without further action by it or the Company from all obligations under this Article 11 upon (i) the merger or consolidation of such Note Guarantor with or into any Person other than the Company or a Subsidiary or Affiliate of the Company where such Note Guarantor is not the surviving entity of such consolidation or merger, (ii) the liquidation and dissolution of such Note Guarantor or (iii) the sale or transfer by the Company or any Subsidiary of the Company of the Capital Stock of such Note Guarantor (or by any other Person as a result of a foreclosure of any Lien on such Capital Stock securing senior Secured Indebtedness), where, after such sale or transfer, such Note Guarantor is no longer a Subsidiary of the Company; provided, however, that each such merger, consolidation, sale or transfer by the Company or such Subsidiary or Affiliate (1) shall comply with this Indenture, including the provisions of Section 4.06 or (2) in the case of a sale or transfer as a result of a foreclosure of any Lien securing senior Secured Indebtedness by the holder of such Lien, the net proceeds therefrom shall be applied in compliance with the terms of this Indenture that would apply to a sale thereof by the Company.  At the request of the Company, the Trustee shall execute and deliver an appropriate instrument evidencing such release (in the form provided by the Company).

SECTION 11.03.        Successors and Assigns.  This Article 11 shall be binding upon each Note Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

SECTION 11.04.        No Waiver.  Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 11 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.  The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 11 at law, in equity, by statute or otherwise.

SECTION 11.05.        Modification.  No modification, amendment or waiver of any provision of this Article 11, nor the consent to any departure by any Note Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on any Note Guarantor in any case shall entitle such Note Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 11.06.             Execution of Supplemental Indenture for Future Note Guarantors.  Each Subsidiary which is required to become a Note Guarantor pursuant to Section 4.11 shall promptly execute and deliver to the Trustee a supplemental indenture in the form of Exhibit C hereto pursuant to which such Subsidiary shall become a Note Guarantor under this Article 11 and shall guarantee the Guaranteed Obligations.  Concurrently with the execution and delivery of such supplemental indenture, the Company shall deliver to the Trustee an Opinion of Counsel and an Officers’ Certificate to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Note Guarantee of such Note Guarantor is a legal, valid and binding obligation of such Note Guarantor, enforceable against such Note Guarantor in accordance with its terms and to such other matters as the Trustee may reasonably request.

SECTION 11.07.             Non-Impairment.  The failure to endorse a Note Guarantee on any Note shall not affect or impair the validity thereof.

ARTICLE 12

[Reserved]

ARTICLE 13

Miscellaneous

SECTION 13.01.             Trust Indenture Act Controls.  If and to the extent that any provision of this Indenture limits, qualifies or conflicts with the duties imposed by, or with another provision (an “incorporated provision”) included in this Indenture by operation of, TIA Sections 310 to 318, inclusive, such imposed duties or incorporated provision shall control.

SECTION 13.02.             Notices.  Any notice or communication shall be in writing and delivered in person or mailed by first-class mail addressed as follows:

if to the Company:

Source Interlink Companies, Inc.

27500 Riverview Center Blvd., Suite 400

Bonita Springs, Florida 34134

Attention of: General Counsel

if to the Trustee:

HSBC Bank USA, National Association

452 Fifth Avenue

New York, NY 10018

Attention of: Corporate Trust and Loan Agency

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed, first class mail, to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.  If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

SECTION 13.03.             Communication of Holders with Other Holders.  Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes.  The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

SECTION 13.04.             Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture, the Company shall furnish to the Trustee:

(a)           an Officers’ Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)           an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 13.05.             Statements Required in Certificate or Opinion.  Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to Section 4.09) shall include:

(a)           a statement that the individual making such certificate or opinion has read such covenant or condition;

(b)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)           a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)           a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

SECTION 13.06.             When Notes Disregarded.  In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, any Note Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Note Guarantor shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer actually knows are so owned shall be so disregarded.  Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 13.07.             Rules by Trustee, Paying Agent and Registrar.  The Trustee may make reasonable rules for action by or a meeting of Holders.  The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 13.08.             Legal Holidays.  A “Legal Holiday” is a Saturday, a Sunday or other day on which banking institutions are not required by law or by regulation to be open in the State of New York.  If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.  If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 13.09.             GOVERNING LAW.  THIS INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.  EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

SECTION 13.10.             No Recourse Against Others.  A director, officer, employee or stockholder, as such, of the Company or any Note Guarantor shall not have any liability for any obligations of the Company or such Note Guarantor under the Notes or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.  By accepting a Note, each Holder shall waive and release all such liability.  The waiver and release shall be part of the consideration for the issue of the Notes.

SECTION 13.11.             Successors.  All agreements of the Company and each Note Guarantor in this Indenture and the Notes shall bind its successors.  All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 13.12.             Multiple Originals.  The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  One signed copy is enough to prove this Indenture.

SECTION 13.13.             Table of Contents; Headings.  The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 13.14.             Force Majeure.  In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

On behalf of

SOURCE INTERLINK COMPANIES, INC.

By
Name:
Title:

SOURCE INTERLINK INTERNATIONAL, INC.
SOURCE HOME ENTERTAINMENT, INC.
SOURCE-CHESTNUT DISPLAY SYSTEMS, INC.
THE INTERLINK COMPANIES, INC.
MOTOR TREND AUTO SHOWS INC.
ENTHUSIAST MEDIA SUBSCRIPTION COMPANY, INC.
CANOE & KAYAK, INC.
DIRECTTOU, INC.
AEC DIRECT, INC.
INTERNATIONAL PERIODICAL DISTRIBUTORS, INC.

By
Name:
Title:

SOURCE INTERLINK MEDIA, LLC
SOURCE MID-ATLANTIC NEWS, LLC
SOURCE INTERLINK DISTRIBUTION, LLC
SOURCE-SCN SERVICES, LLC

By:	Source Interlink Companies, Inc.
Their:	Sole Member

By
Name:
Title:

SOURCE INTERLINK MAGAZINES, LLC

By:	Source Interlink Media, LLC
Its:	Sole Member

By:	Source Interlink Companies, Inc.
Its:	Sole Member

By
Name:
Title:

RDS LOGISTICS, LLC
ALLIANCE ENTERTAINMENT, LLC
SOURCE INTERLINK RETAIL SERVICES, LLC
SOURCE INTERLINK MANUFACTURING, LLC

By:	Source Interlink Distribution, LLC
Their:	Sole Member

By:	Source Interlink Companies, Inc.
Its:	Sole Member

By
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION,
as Trustee

By
Name:
Title: